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                           EXHIBIT 5
April 7, 1998

Securities and Exchange Commission
Washington, D.C.  20549

          RE:  Frontier Corporation
               Registration Statement on Form S-8
               Omnibus Incentive Plan

Ladies and Gentlemen:

I am a senior attorney and Assistant Secretary of Frontier
Corporation (the "Company") and have acted on behalf of the Company in connection with its Registration Statement on Form S-8 to register under the Securities Act of 1933 500,000 shares of Common Stock of the Company to be issued pursuant to the Company's Omnibus Incentive Plan (the "Plan").

I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate in connection with rendering this opinion.

Based on the foregoing, I am of the opinion that the shares have been duly authorized by the Company for issuance pursuant to the Plan, and will, when issued in accordance with such plan, be validly issued, fully-paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the above mentioned Registration Statement on Form S-8 and any reference to me contained therein.

Very truly yours,

/s/ Barbara J. LaVerdi

Barbara J. LaVerdi, Esq.
Assistant Secretary